Exhibit 10.2

File #13251-032

AMENDMENT TO LEASE

                                                THIS AMENDMENT TO LEASE (Amendment) dated April 18, 2007 by and between EASTPARK AT 8A having an office at 1000 Eastpark Boulevard, Cranbury, NJ  08512, (hereinafter called the “Landlord”); and PHARMACOPEIA DRUG DISCOVERY, INC., having an office at 3000 Eastpark Boulevard, Cranbury, NJ 08512 (hereinafter called the "Tenant").

WITNESSETH: -

                                                WHEREAS, The Landlord and the Tenant's predecessor, Pharmacopeia, Inc., entered into a Lease Agreement dated August 25, 2003 for the entire Building at 3000 Eastpark Boulevard, Cranbury, NJ consisting of 58,852 square feet: and

                                                WHEREAS, the parties hereby confirm that the Lease Expiration Date is August 31, 2016; and

                                                WHEREAS, said Lease was assigned to, and assumed by, Pharmacopeia Drug Discovery, Inc.; and

                                                WHEREAS, the parties now wish to amend the existing Lease.

                                                NOW, THEREFORE, the parties hereto covenant and agree as follows:

                                                1.                                       Pursuant to paragraph 4.1 of the Lease, Tenant was permitted to utilize, exclusively for storage, the basement in the Building, consisting of 6,297 rentable square feet, for an initial Base Rent of $4.00 per square foot.  Tenant now intends to construct a vivarium in the basement space ("Project").  Paragraph 4.1 (a) of the Lease shall be modified to provide that the Initial Base Rent for the basement space shall increase from $4.00 per square foot to $12.80 per square foot, effective upon the earlier of (a) the issuance of a final or temporary CO/CA by the Township of South Brunswick, or (b) June 1, 2007.  Such Initial Base Rent shall be adjusted over time in accordance with the provisions of paragraph 4.1 (b) of the Lease, with all adjustments to be made at the same time as the adjustments in Base Rent are made for the balance of the Building.

                                                2.                                       The cost of construction of the Project shall be borne entirely by Tenant.  Tenant shall have the right to utilize its own general contractor to perform the construction, subject to the approval of that contractor by Landlord, which approval shall not be unreasonably withheld.  Tenant shall also be responsible for obtaining all permits and inspections for the construction.  Landlord will cooperate with Tenant, to the extent necessary, to allow permits to be obtained. Tenant agrees not to occupy the space that is subject to the construction until the issuance of a CO/CA.

                                                3.                                       Landlord shall receive a supervisory fee of 3% of the Total Construction Cost of the Project.  "Total Construction Cost" shall be defined as base contract cost plus the cost of all change orders.  The supervisory fee shall be paid to Landlord on a monthly basis at the same time as payments are made to the Tenant's general contractor, and shall be calculated based on 3% of the payments made by Tenant to the general contractor or directly to any sub-contractor.

                                                4.                                       Prior to obtaining a building permit for the Project, Tenant shall provide the following to Landlord:

a.                                       One complete signed and sealed set of construction drawings and specifications for the Project;

b.                                      A copy of all signed construction contracts;

c.                                       The final construction budget;

d.                                      Certificates of insurance from the general contractor, and all sub-contractors with whom contracts have been signed, naming the Landlord as an additional insured;

e.                                       Tenant shall require its architect and engineer to enter into an agreement with Landlord that will, in the event of a Tenant default, assign to the Landlord, at no additional cost, the right to use the drawings and specifications.

                                                5.                                       At the completion of the Project, Tenant's architect and engineer shall certify to Landlord that the Project was constructed in accordance with the plans and specifications.  Tenant shall also provide Landlord with one set of as-built drawings, in .pdf or .tiff format, and also in cad format.

                                                6.                                       The vivarium shall be used for biopharmaceutical research and development and the handling and testing of rodents (the "Permitted Animals"), and for no other purpose or use.  If Tenant proposes to use any animals other than the Permitted Animals in its operations, it shall first obtain the prior written consent of Landlord, which Landlord shall not unreasonably withhold.  Animal testing, solely of the Permitted Animals, shall be permitted, subject to the following:

a.                                       All testing shall be conducted in accordance with applicable governmental rules and regulations and recognized guidelines of the scientific community;

b.                                      Tenant shall assure that all dead animals, any part thereof or any waste products related thereto, shall be disposed of, at its own cost, in accordance with all governmental rules and regulations and /or recognized guidelines of the scientific community; and

c.                                       No odors, noises or any similar nuisance shall be permitted to migrate from the vivarium to the outside air.

d.                                      In the event Tenant violates the conditions of this paragraph 6, it shall be considered a default under the provisions of the Lease and Landlord shall have all the rights and remedies to which it is entitled with regard to any other default on the part of the Tenant.

e.                                       Said uses are expressly subject to all applicable zoning ordinances, rules and regulations of any governmental instrumentalities, boards or bureaus having jurisdiction thereof.  Tenant's use of the Leased Premises shall not interfere with the peaceable and quiet use and enjoyment by other tenants at their respective leased premises located at the Building or in the Office Park.

7.                                       Except as set forth above, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified.

8.                                       The parties mutually represent to each other that Cushman & Wakefield, Inc. is the broker that negotiated and consummated the within transaction, and that neither party dealt with any other broker in connection with this Amendment.  In the event either party violates this representation, it shall indemnify and defend and hold the other party harmless from all claims and damages.  It is agreed that the Landlord shall be responsible, at its sole cost and expense, to pay the brokerage commission in connection with this Amendment.

9.                                       This Amendment shall be binding upon the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals or caused these presents to be executed by their proper corporate officers and caused their proper corporate seals to be hereunto affixed the day and year first above written.

EASTPARK AT 8A

BY:	/s/ A. JOSEPH STERN
A. Joseph Stern, Partner

PHARMACOPEIA DRUG DISCOVERY, INC.

BY:	/s/ BRIAN M. POSNER
Brian M. Posner, CPA, MBA Executive Vice President, Chief Financial Officer and Treasurer